Exhibit 10.5.3
THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT
This THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Third Amendment”), dated as of January 13, 2026, is entered into by and among Playtika Ltd., a company organized under the laws of the State of Israel (“Buyer”), SuperPlay Ltd., a company organized under the laws of the State of Israel (the “Company”), and Gigi Levy-Weiss, solely in his capacity as representative of the Company Securityholders (the “Representative”).
Whereas, the parties hereto (and additional parties) entered into that certain Share Purchase Agreement dated September 18, 2024, as amended on January 16, 2025, and on May 29, 2025 (the “Share Purchase Agreement”);
Whereas, the parties now wish to further amend the Share Purchase Agreement by entering into this Third Amendment, all as set forth in this Third Amendment.
Now, Therefore, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereto hereby agree to amend the Share Purchase Agreement as follows:
1.Unless otherwise specifically set forth herein, capitalized terms not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.
Amendment to Earn-Out Accounting Treatment:
2.For purposes of this Amendment, the following definitions shall have the meanings set forth below:
2.1“As Incurred Basis” shall mean recognizing Advertising Production Costs (as defined below) at the time such costs are incurred or the related services are received, regardless of when the advertisement is first aired or otherwise disseminated.
2.2“As Aired Basis” shall mean recognizing Advertising Production Costs (as defined below) when the related advertising is first broadcast, published, or otherwise made available to the public. Under this method, production costs are capitalized until the advertisement is first aired, at which point they are expensed.
2.3“Advertising Production Costs” shall mean any and all production costs incurred by the Company and its Subsidiaries during the applicable period related to third party offline media production.
3.Subject to the satisfaction of the conditions and requirements set forth in paragraph 4 with respect to the fourth quarter of the fiscal year 2025, and

Exhibit 10.5.3
paragraph 6 below, for purposes of all calculations to be made under the Share Purchase Agreement (including, without limitation the “Adjusted EBITDA”, “Marketing Expenses” and “Dice and Domino Marketing Expenses”), Advertising Production Costs (as defined above), shall be recognized on an “As Aired Basis”. In the event of a failure to comply with the conditions and requirements of either paragraph 4 with respect to fiscal year 2025, or paragraph 6 below, the immediately preceding sentence shall be void ab initio.
4.Notwithstanding the foregoing, if the aggregate amount of Advertising Production Costs incurred in the fourth quarter of the fiscal year 2025 exceeds Five Million Dollars (US$5,000,000) then all Advertising Production Costs shall be recognized on an “As Incurred Basis”.
5.It is acknowledged that, pursuant to the “As Aired Basis”, an amount of Three Million Three Hundred Fifty Six Thousand Two Hundred and Twenty Dollars (US $3,356,220) of Advertising Production Costs spent in the fiscal year 2024 in connection with marketing campaigns, as set forth on Schedule A attached hereto, would have been recognized in the fiscal year 2025. Notwithstanding the requirements under GAAP to apply the same recognition methodology to Advertising Production Costs spent within the same fiscal year, for the purposes of all calculations to be made under the Share Purchase Agreement with respect to the fiscal year 2025 (including without limitation the “Adjusted EBITDA”, “Marketing Expenses” and “Dice and Domino Marketing Expenses”), such $3,356,220 amount, as set forth on Schedule A attached hereto, shall not be corrected to be recognized during the fiscal year 2025.
6.Notwithstanding anything to the contrary in the Share Purchase Agreement (including as amended by this Amendment), all costs to be made by the Company that relate in any manner to external offline media productions shall be subject to the prior written approval of the Buyer’s Chief Accounting Officer, who shall review and confirm, at his sole discretion, that such costs constitute Advertising Production Costs. Such pre-approval must be obtained before the Company undertakes, commits to, or otherwise becomes obligated (whether by written agreement, oral commitment, purchase order, or any other means) to make any payment or expenditure in respect of any costs that relate in any manner to external offline media productions. Without derogating from the above, to the extent that such costs were not approved as Advertising Production Costs, the Company shall have the authority to incur such costs, and such costs will be recognized on an “As Incurred Basis”.
7.Without derogating from the terms of this Amendment, nothing in this Amendment shall be construed to require the Buyer or the Company to adopt or maintain any particular GAAP policy or accounting method for its audited financial statements or any other purpose.

Exhibit 10.5.3
Payment Procedure:
8.Section 2.7(k) of the Share Purchase Agreement shall be deleted in its entirety and replaced with the following:
“Earnout Reports and Payment of Earnout Consideration.
Within 90 days following the end of the First Year Earnout Period, the Second Year Earnout Period, and the Third Year Earnout Period as applicable Buyer shall deliver to Representative a report setting forth the Gross Revenue, Earnout Adjusted EBITDA and the Earnout Adjusted EBITDA Margin, of the Company for the First Year Earnout Period, the Second Year Earnout Period or the Third Year Earnout Period, as applicable and Buyer’s calculation of the Earnout Consideration (including for the avoidance of doubt, for the purpose of this Section 8, (a) addition of applicable Approved VAT; and (b) decrease of the Bankers Consideration and Bankers Escrow), due in respect of the applicable period (an “Earnout Report”).
If Earnout Consideration is due as reflected in the Earnout Report (such portion of the Earnout Consideration being referred to for purposes of this Section 2.7(k) as the “Earnout Report Consideration”), then Buyer shall pay Company Securityholders the Earnout Report Consideration payable with respect to such period Fifteen (15) Business Days following the delivery of the Earnout Report, such payment to be made to an account designated by the Paying Agent (and Escrow Agent with respect to the payment of the applicable Retained Amounts) for distribution by the Paying Agent to Company Securityholders in accordance with the Allocation Statement and subject to the provisions of this Agreement and the Paying Agent Agreement. The payment of such amounts of cash to the Paying Agent or the Escrow Agent (as appliable) shall be deemed the discharge of Buyer’s obligation to pay such portion of the Earnout Consideration to Company Securityholders.
The Representative shall deliver, on or prior to the date that is thirty (30) days after its receipt the Earnout Report for the applicable Earnout Period (for purpose of this Section 2.7(k), the “Objection Deadline Date”), a written notice indicating that either the Representative accepts the Earnout Report for such applicable Earnout Period (for purpose of this Section 2.7(k), the “Acceptance Notice”) or a statement describing all objections to Earnout Report for such applicable Earnout Period (for purpose of this Section 2.7(k), the “Objection Notice”).

Exhibit 10.5.3
In the event that Representative timely provides an Objection Notice and disputes Buyer’s calculation of the Earnout Report Consideration, then the provisions of Sections 2.6(c)(i)-2.6(c)(v) above shall apply mutatis mutandis to such dispute (with the terms “Objection Deadline Date”, “Acceptance Notice” and “Objection Notice”, having the meaning ascribed to them under this Section 2.7(k) and with the term “Closing Statement” deemed to be replaced with the term “Earnout Report”). Any amount of the Earnout Consideration determined pursuant to Sections 2.6(c)(i)-2.6(c)(v) above (the “Final Earnout Consideration”), that exceeds the Earnout Report Consideration, if any, shall be paid by the Buyer within Fifteen (15) Business Days following the final determination of the Final Earnout Consideration, pursuant to Sections 2.6(c)(i)-2.6(c)(v) above.
In the event that the Buyer fails to pay any portion of the Earnout Consideration which became due and payable on the payment date set forth above (for the avoidance of doubt, with respect to any Earnout Consideration disputed by Representative under the Objection Notice in good faith, such payment date shall be 15 Business Days following the final determination of the Earnout Consideration pursuant to the provisions referenced above) (the “Payment Date”), such unpaid portion of the Earnout Consideration shall bear an annual interest rate of 10% (increasing by 1.5% at the end of each 3-month period but up to a maximum annual interest rate of 16%) from the Payment Date until the payment of such portion of the Earnout Consideration (the “Annual Interest”).
The Annual Interest has been negotiated as additional penalty interest for Buyer’s failure to timely pay the Earnout Consideration. Nothing herein shall limit the remedies available to the Company Securityholders in respect of a failure by Buyer to timely pay the Earnout Consideration, and Company Securityholders shall be entitled to bring action to enforce this Agreement or seek full recovery of damages available under applicable Law (in addition to the Annual Interest).”
9.For the removal of doubt, it is hereby clarified that, other than as specifically provided herein, the provisions of the Share Purchase Agreement shall remain in full force and effect.
10.This Third Amendment shall be governed in all respects by the laws of the State of Israel, without regard for the conflict of law provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located within the district of Tel Aviv in respect of any dispute arising out of or in connection with this Third Amendment.
11.This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.5.3
[Signature Page to Follow]

Exhibit 10.5.3
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.
BUYER:
PLAYTIKA LTD.
By: /s/ Craig Abrahams
Name: Craig Abrahams
Title: Director
COMPANY:
SUPERPLAY LTD.
By:     /s/Craig Abrahams
Name: Craig Abrahams
Title: Director
REPRESENTATIVE:
GIGI LEVY-WEISS, as the Representative

/s/ Gigi Levy-Weiss